Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-64609, 333-94933, 333-86818 and 333-183194) of Meade Instruments Corp. of our report dated May 30, 2013, relating to the consolidated balance sheets of Meade Instruments Corp. as of February 28, 2013 and February 29, 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related financial statement schedule, appearing in this Annual Report on Form 10-K of Meade Instruments Corp. for the year ended February 28, 2013.

/s/ Moss Adams LLP
Irvine, California
May 30, 2013